HomeStreet, Inc. Reports First Quarter 2017 Results
Net Income of $9.0 Million, or $0.33 per Diluted Share
SEATTLE – April 24, 2017 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (including its consolidated subsidiaries, the “Company” or “HomeStreet”), the parent company of HomeStreet Bank, today announced net income of $9.0 million, or $0.33 per diluted share for the quarter ended March 31, 2017, compared with net income of $2.3 million, or $0.09 per diluted share for the quarter ended December 31, 2016 and $6.4 million, or $0.27 per diluted share for the quarter ended March 31, 2016. Core net income(1) for the quarter ended March 31, 2017 was $9.0 million, or $0.33 per diluted share, compared with core net income(1) of $2.6 million, or $0.10 per diluted share, for the quarter ended December 31, 2016 and $9.8 million, or $0.41 per diluted share, for the quarter ended March 31, 2016.

Key highlights of Q1 2017:

▪	Net income for the first quarter of 2017 was $9.0 million, an increase of $2.6 million, or 40% compared to $6.4 million of net income in the first quarter of 2016

▪	Total assets of $6.40 billion grew $157.4 million, or 3%, from $6.24 billion at December 31, 2016

▪	Loans held for investment of $3.99 billion, grew by $136.7 million, or 4%, from $3.85 billion at December 31, 2016

▪	Deposits of $4.60 billion grew $166.1 million, or 4%, from $4.43 billion at December 31, 2016, including 5% deposit growth in our California branches

Consolidated results:

▪	Annualized return on average shareholders' equity was 5.53% in the first quarter of 2017 compared with 1.49% in the fourth quarter of 2016 and 5.02% in the first quarter of 2016

▪
Annualized return on average tangible shareholders' equity(1) excluding acquisition-related items, net of tax, was 5.81% for the quarter ended March 31, 2017, compared to 1.74% for fourth quarter of 2016 and 8.08% in the first quarter of 2016

▪
Average interest-earning assets of $5.78 billion in the first quarter of 2017 increasing $70.9 million, or 1%, from $5.71 billion in the fourth quarter of 2016 and increasing $1.15 billion, or 25%, from $4.63 billion in the first quarter of 2016

▪	Net interest income was $45.7 million in the first quarter of 2017 compared with $48.1 million in the fourth quarter of 2016 and $40.7 million in the first quarter of 2016.

▪	Noninterest income was $74.5 million in the first quarter of 2017 compared with $73.2 million in the fourth quarter of 2016 and $71.7 million in the first quarter of 2016

(1) For notes on non-GAAP financial measures, see pages 10 and 31.

Segment results:

◦	Commercial and Consumer Banking

▪	Segment net income of $9.3 million for the current quarter compared with $12.0 million for the fourth quarter of 2016 and $1.5 million in the first quarter of 2016

▪	Core net income(1) for the segment of $9.3 million for the current quarter compared with $12.3 million for the fourth quarter of 2016 and $4.9 million for the first quarter of 2016

▪	Loans held for investment of $3.99 billion increased $136.7 million, or 4%, from December 31, 2016 and increased $430.3 million, or 12% from March 31, 2016

▪	Deposits of $4.60 billion increased $166.1 million, or 4%, from December 31, 2016 and increased $772.8 million, or 20% from March 31, 2016

▪
Nonperforming assets were $24.3 million, or 0.38% of total assets at March 31, 2017, compared to $25.8 million, or 0.41% of total assets at December 31, 2016 and $23.3 million, or 0.43% of total assets at March 31, 2016

▪
Past due loans excluding those with U.S. government credit support were $19.5 million, or 0.50% of total such loans at March 31, 2017, compared to $21.6 million, or 0.58% of total such loans at December 31, 2016 and $22.1 million, or 0.64% of total such loans at March 31, 2016

◦Mortgage Banking

▪	Segment net loss was $309 thousand for the current quarter compared with a net loss of $9.8 million in the fourth quarter of 2016 and net income of $4.9 million for the first quarter of 2016

▪
Single family mortgage interest rate lock commitments were $1.62 billion in the first quarter of 2017, down 8% from $1.77 billion in the fourth quarter of 2016 and down 10% from $1.80 billion in the first quarter of 2016

▪
Single family mortgage closed loan volume was $1.62 billion, in the first quarter of 2017, down 36% from $2.51 billion in the fourth quarter of 2016 and up 3% from $1.57 billion in the first quarter of 2016

▪	The composite margin increased to 349 basis points in the first quarter of 2017 from 334 basis points in the fourth quarter of 2016 and 336 basis points in the first quarter of 2016

▪	The portfolio of single family loans serviced for others increased to $20.30 billion at March 31, 2017, up 4% from $19.49 billion at December 31, 2016 and up 27% from $15.98 billion at March 31, 2016

(1) For notes on non-GAAP financial measures, see pages 10 and 31

“We are pleased with our results for the first quarter,” said Mark K. Mason, Chairman, President, and Chief Executive Officer. “The Mortgage Banking segment recovered from the sharp rise in interest rates and market dislocation experienced in the fourth quarter of 2016 and the Commercial & Consumer Banking segment made significant progress toward our strategic growth goals. In our Commercial & Consumer Banking segment, loans held for investment increased 4% from the fourth quarter of 2016 despite the first quarter generally being seasonally the slowest for commercial loan originations. Additionally, total deposits increased by 4% and business deposit balances increased by over 5% during the quarter. Asset quality also remained a bright spot with nonperforming assets declining to 0.38% of total assets. In the first quarter we opened our first Northern California commercial banking office in San Jose, with plans to open a full service retail deposit branch later in the year. Our San Jose lending team is already making great progress in originating new commercial loans and deposits.”
“We are also pleased with the results in our Mortgage Banking segment. While the first quarter is typically a seasonally slow origination quarter, our origination business was also negatively impacted by the multi-year low levels of housing inventory in our markets. Mitigating this challenge we have improved our execution on loans sold resulting in a higher composite profit margin. Additionally, the disruption in the derivatives markets that we experienced in the fourth quarter normalized in the first quarter, contributing to positive results in our mortgage servicing business.”

Consolidated Results of Operations
Net Interest Income
Net interest income in the first quarter of 2017 was $45.7 million, down $2.4 million, or 5% from the fourth quarter of 2016 and up $5.0 million, or 12%, from the first quarter of 2016. The decrease in net interest income from the fourth quarter of 2016 was primarily due to a lower balance of loans held for sale and higher balances of investment securities as well as higher rates and average balances of FHLB borrowings. The increase in net interest income from the first quarter of 2016 was primarily due to growth in average interest earning assets.

Our net interest margin, on a tax equivalent basis, decreased to 3.23% compared with 3.42% in the fourth quarter of 2016 and 3.55% in the first quarter of 2016. The decrease from the fourth quarter of 2016 was primarily due to changes in the composition of interest earnings assets referred to and higher borrowing costs. The decrease in our net interest margin from the first quarter of 2016 is primarily due to higher costs of funds, primarily from interest expense related to our long term debt issuance in the second quarter of 2016 and higher FHLB borrowing costs.
Total average interest-earning assets in the first quarter of 2017 increased $70.9 million, or 1%, from the fourth quarter of 2016 primarily due to increases in the average balances of investment securities and loans held for investment. Total average interest-earning assets increased 25% from the first quarter of 2016 due to overall growth in the Company, both organically and through acquisition.
Noninterest Income
Noninterest income in the first quarter of 2017 was $74.5 million, up $1.2 million, or 2%, from $73.2 million in the fourth quarter of 2016 and up $2.8 million, or 4%, from $71.7 million in the first quarter of 2016. The increase in noninterest income compared to the fourth quarter was primarily due to a $9.5 million increase in mortgage servicing income, partially offset by a $7.5 million decrease in gain on mortgage origination and sale activities resulting from an 8% decrease in single family rate lock volume. The increase in noninterest income compared to the first quarter of 2016 was primarily due to a $2.4 million increase in other income due primarily to an increase in value of certain loans and $1.2 million increase in mortgage servicing income, partially offset by a $1.0 million decrease in gain on mortgage origination and sale activities resulting from a 10% decrease in single family rate lock volume.
Noninterest Expense
Noninterest expense for the first quarter of 2017 was $106.9 million compared with $117.5 million for the fourth quarter of 2016 and $101.4 million for the first quarter of 2016. Excluding acquisition-related expenses, noninterest expense for the first quarter of 2017 was $106.9 million compared with $117.1 million for the fourth quarter of 2016 and $96.2 million for the first quarter of 2016.
The decrease in noninterest expense, excluding acquisition-related items, of $10.3 million, or 9%, from the fourth quarter of 2016, was primarily due to decreased commissions on lower closed mortgage loan volume in our mortgage banking segment. The increase of $10.7 million, or 11%, from the first quarter of 2016 was primarily due to increased salary and related costs and other expenses related to growth of the Company, both organically and through acquisition activities.
As of March 31, 2017, we had 2,581 full-time equivalent employees, a 1% increase from 2,552 employees as of December 31, 2016, and a 14% increase from 2,264 employees as of March 31, 2016. During the twelve-month period ended March 31, 2017, we added 12 primary stand-alone home loan centers, two primary commercial lending centers and seven retail deposit branches, including three de novo branches, to bring our total primary stand-alone home loan centers to 49, primary commercial loan centers to six and our total retail deposit branches to 55.

Income Taxes
For the first quarter of 2017, income tax expense was $4.3 million compared with income tax expense of $1.1 million for the fourth quarter of 2016 and $3.2 million for the first quarter of 2016.
Our effective income tax rate of 32.14% for first quarter of 2017 differs from the Federal statutory tax rate of 35% primarily due to the impact of state income taxes, tax-exempt interest income, bank-owned life insurance ("BOLI"), low-income housing tax credit investments and excess tax benefits from share-based compensation.

Business Segments
Commercial and Consumer Banking Segment
Commercial and Consumer Banking Segment net income was $9.3 million in the first quarter of 2017 compared with net income of $12.0 million in the fourth quarter of 2016 and net income of $1.5 million in the first quarter of 2016. Excluding acquisition-related items, net of tax, in all periods, net income was $9.3 million in the first quarter of 2017, compared with net income of $12.3 million in the fourth quarter of 2016 and net income of $4.9 million in the first quarter of 2016.
The $3.0 million decrease in segment net income, excluding acquisition-related items, net of tax, in the first quarter of 2017 compared to the fourth quarter of 2016 was primarily due to a $3.7 million decrease in noninterest income. Specifically, gains on sale from the sales of securities and single family held for investment ("HFI") loans realized in the fourth quarter of 2016 resulted in higher noninterest income when compared to the current quarter.
The $4.4 million increase in segment net income, excluding acquisition-related items, net of tax, compared to the first quarter of 2016 was primarily due to a $5.3 million increase in net interest income resulting from higher average balances of interest-earning assets and a $4.8 million increase in noninterest income, partially offset by a $5.0 million increase in noninterest expense. These increases were the combined result of acquisition activities and organic growth.
We did not record a provision for credit losses in the first quarter of 2017 as compared to a provision of $350 thousand in the fourth quarter of 2016 and $1.4 million in the first quarter of 2016. The decrease from the fourth quarter of 2016 was primarily due to $778 thousand of net recoveries combined with lower expected future loss rates.
Loans Held for Investment
Loans held for investment, net, were $3.96 billion at March 31, 2017, an increase of $138.9 million, or 4%, from December 31, 2016 and an increase of $434.4 million, or 12%, from March 31, 2016. Included in the increase from March 31, 2016 were $40.3 million of loans acquired from the acquisition of the banking assets of The Bank of Oswego. New loan commitments in the first quarter of 2017 totaled $543.7 million and originations totaled $355.7 million. During the quarter, new commitments included $154.5 million of consumer loans, $159.1 million of commercial real estate and multifamily permanent loans, $28.1 million of commercial business loans and $202.0 million of construction loans, including $132.6 million in residential construction, $48.4 million in single family custom construction and $21.0 million in multifamily construction.

Asset Quality
Nonaccrual loans of $18.7 million decreased $1.9 million at March 31, 2017 compared to $20.5 million at December 31, 2016. Total non-performing assets decreased $1.5 million at March 31, 2017 compared to December 31, 2016 primarily due to upgrades to accrual status for borrowers now performing per their contract terms. Delinquent loans of $66.6 million, or 1.67% of total loans at March 31, 2017, decreased from $72.3 million, or 1.88% of total loans at December 31, 2016. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans and Small Business Administration ("SBA")-guaranteed loans, delinquent loans were $19.5 million, or 0.50% of total such loans at March 31, 2017, compared to $21.6 million, or 0.58% of total such loans at December 31, 2016.
The allowance for loan losses was $34.7 million at March 31, 2017 compared to $34.0 million at December 31, 2016 and $31.3 million at March 31, 2016. The allowance for loan losses as a percentage of loans held for investment was 0.87%, 0.88% and 0.88% at March 31, 2017, December 31, 2016 and March 31, 2016, respectively. Excluding acquired loans, which were recorded at a net discount at the time of acquisition, the allowance for loan losses as a percentage of total loans was 0.97% at March 31, 2017, compared with 1.00% at December 31, 2016 and 1.07% at March 31, 2016. Net recoveries in the first quarter of 2017 totaled $778 thousand, compared with net charge-offs of $319 thousand in the fourth quarter of 2016 and net recoveries of $364 thousand in the first quarter of 2016.
Deposits
Deposit balances were $4.60 billion at March 31, 2017 compared with $4.43 billion at December 31, 2016 and $3.82 billion at March 31, 2016. The increase from March 31, 2016 includes $104.5 million in deposits from the acquisition of two branches from Boston Private Bank and Trust and $48.1 million in deposits from the acquisition of two branches from The Bank of Oswego. The increase from December 31, 2016 was primarily due to an increase in certificates of deposits of $119.9 million, and transaction and savings deposits of $75.2 million, partially offset by a decrease of $29.0 million, in non-interest bearing deposits associated with seasonal mortgage loan servicing activity.
Noninterest Expense
Commercial and Consumer Banking segment noninterest expense was $36.5 million for the first quarter of 2017 compared with $35.5 million for the fourth quarter of 2016 and $36.6 million for the first quarter of 2016. Included in noninterest expense for these periods were acquisition-related expenses of zero, $401 thousand and $5.2 million, respectively. Excluding acquisition-related expenses, noninterest expense increased primarily due to salary and related costs related to the continued growth of our commercial real estate and commercial business lending units and the expansion of our branch banking network.
Mortgage Banking Segment
Mortgage Banking segment net loss was $309 thousand in the first quarter of 2017, compared with a $9.8 million net loss in the fourth quarter of 2016 and $4.9 million net income in the first quarter of 2016. The $9.4 million earnings improvement from the fourth quarter of 2016 was primarily due to lower noninterest expense attributable to lower mortgage closed loan volume and higher mortgage servicing income offset by lower revenue from lower mortgage interest rate lock commitments. The $5.2 million decrease in net income from the first quarter of 2016 was primarily due to $181.1 million lower rate locks and higher noninterest expense from the continued expansion of personnel and offices in new markets.

Mortgage Origination for Sale
Single family mortgage interest rate lock and purchase loan commitments, net of estimated fallout, totaled $1.62 billion in the first quarter of 2017, a decrease of $143.3 million, or 8%, from $1.77 billion in the fourth quarter of 2016 and a decrease of $181.1 million, or 10%, from $1.80 billion in the first quarter of 2016. The decrease from the fourth quarter of 2016 primarily reflects a reduction in refinance transactions due to higher market interest rates and a tightening supply of homes available for sale in some of our markets adversely impacting purchase transaction volume. The decrease from the first quarter of 2016 reflects the impact of higher mortgage interest rates, which reduced the volume of refinance activity in the period.
Single family closed loan volume designated for sale was $1.62 billion in the first quarter of 2017, down $893.6 million, or 36%, from $2.51 billion in the fourth quarter of 2016 and up $47.9 million, or 3%, from $1.57 billion in the first quarter of 2016. At March 31, 2017, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $1.25 billion, compared with $1.34 billion at December 31, 2016 and $1.45 billion at March 31, 2016.
Gain on single family mortgage loan origination and sale activities in the first quarter of 2017 was $56.3 million compared with $61.1 million in the fourth quarter of 2016 and $59.5 million in the first quarter of 2016.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, we analyze the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the first quarter of 2017 was 349 basis points compared with 334 basis points in the fourth quarter of 2016 and 336 basis points in the first quarter of 2016. The increase in the composite margin from the prior quarters is primarily due to improved execution on sale and securitization of loans.
Mortgage Servicing
Single family mortgage servicing income in the first quarter of 2017 was $8.3 million, comprised of $5.8 million of net servicing income and $2.5 million of risk management results. Mortgage servicing income increased $9.3 million, from a loss of $984 thousand in the fourth quarter of 2016 and increased $1.0 million, or 14%, from income of $7.3 million in the first quarter of 2016. The increase from the prior quarter was primarily due to reduced interest rate volatility and the resultant stabilization in the hedging derivatives markets providing better hedge effectiveness. The increase from the first quarter of 2016 was primarily due to higher servicing income. The higher servicing income was primarily attributed to higher servicing fees on higher average balances of loans serviced for others.
Single family mortgage servicing fees collected in the first quarter of 2017 increased $1.5 million, or 12.1%, from the fourth quarter of 2016 and increased $3.3 million, or 29%, from the first quarter of 2016. The increases were primarily due to higher average balances of loans serviced for others. Our portfolio of single family loans serviced for others was $20.30 billion at March 31, 2017 compared with $19.49 billion at December 31, 2016 and $15.98 billion at March 31, 2016.
Noninterest Expense
Mortgage Banking segment noninterest expense of $70.4 million decreased $11.7 million, or 14%, from the fourth quarter of 2016 and increased $5.7 million, or 8.8%, from the first quarter of 2016. The decrease from the fourth quarter of 2016 was primarily due to decreased commissions, salary and related costs on lower closed loan volume. The increase from the first quarter of 2016 was primarily due to the continued expansion of personnel and offices that supported the increased origination volume during 2016, as well as the cost of implementing our new loan origination system.

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 25, 2017 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Senior Vice President and Interim CFO, will discuss first quarter 2017 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10103687 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. EST.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10103687.

The information to be discussed in the conference call will be available on the Company's web site after the market closes on Monday, April 24, 2017.
About HomeStreet
Now in its 97th year HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA). Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with our ability to expand our banking operations geographically and across market sectors, integrate our recent acquisitions, grow our franchise and capitalize on market opportunities, meet our growth targets, maintain our position in the industry and generate positive net income and cash flow. These limitations and risks include without limitation changes in general political and economic conditions that impact our markets and our business, actions by the Federal Reserve Board and financial market conditions that affect monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including restrictions that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities, our ability to maintain electronic and physical security of our customer data and our information systems, our ability to maintain compliance with current and evolving laws and regulations, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, increases in the competition in our industry and across our markets and the extent of our success in problem asset resolution efforts. The results of our recent acquisitions may fall short of our financial and operational expectations. We may not realize the benefits expected from completed bank and branch acquisitions in the anticipated time frame (or at all), and integrating acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business, and recent and future legislative or regulatory actions or reform that affect our Company directly, our business or the banking or mortgage industries more generally. A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and updated from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2016 has been derived from our audited financial statements for the year then ended as included in our 2016 Form 10-K. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2016, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed “core net income” to provide comparisons of quarter-to-date fiscal 2017 net income to the corresponding periods of fiscal 2016. We believe this information is useful to investors who are seeking to exclude the after-tax impact of acquisition-related expenses and a bargain purchase gain, both of which we recorded in connection with our merger with OCBB on February 1, 2016, with our acquisition of two retail deposit branches in Lake Oswego, Oregon on August 12, 2016 and two retail deposit branches in Southern California on November 11, 2016. We also have presented adjusted expenses, which eliminate costs incurred in connection with these acquisitions. Similarly, we have provided information about our balance sheet items, including total loans, total deposits and total assets, adjusted in each case to eliminate acquisition-related impacts. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
We also have disclosed tangible equity ratios, return on average tangible shareholders’ equity and tangible book value per share of common stock which are non-GAAP financial measures. Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.
Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our results of core operations by excluding certain acquisition-related revenues and expenses that may not be indicative of our expected recurring results of operations. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.
For more information on these non-GAAP financial measures, see the tables captioned "Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures," included at the end of this release.

Source: HomeStreet, Inc.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Income statement data (for the period ended):
Net interest income	$45,651	$48,074	$46,802	$44,482	$40,691
Provision for credit losses	—	350	1,250	1,100	1,400
Noninterest income	74,461	73,221	111,745	102,476	71,708
Noninterest expense	106,874	117,539	114,399	111,031	101,353
Acquisition-related expenses (included in noninterest expense)	—	401	512	1,025	5,198
Income before income taxes	13,238	3,406	42,898	34,827	9,646
Income tax expense	4,255	1,112	15,197	13,078	3,239
Net income	$8,983	$2,294	$27,701	$21,749	$6,407
Basic income per common share	$0.33	$0.09	$1.12	$0.88	$0.27
Diluted income per common share	$0.33	$0.09	$1.11	$0.87	$0.27
Common shares outstanding	26,862,744	26,800,183	24,833,008	24,821,349	24,550,219
Weighted average number of shares outstanding:
Basic	26,821,396	25,267,909	24,811,169	24,708,375	23,676,506
Diluted	27,057,449	25,588,691	24,996,747	24,911,919	23,877,376
Shareholders' equity per share	$23.86	$23.48	$23.60	$22.55	$21.55
Tangible book value per share (1)	$22.73	$22.33	$22.45	$21.38	$20.37

Financial position (at period end):
Cash and cash equivalents	$61,492	$53,932	$55,998	$45,229	$46,356
Investment securities	1,185,654	1,043,851	991,325	928,364	687,081
Loans held for sale	537,959	714,559	893,513	772,780	696,692
Loans held for investment, net	3,957,959	3,819,027	3,764,178	3,698,959	3,523,551
Mortgage servicing rights	257,421	245,860	167,501	147,266	148,851
Other real estate owned	5,646	5,243	6,440	10,698	7,273
Total assets	6,401,143	6,243,700	6,226,601	5,941,178	5,417,252
Deposits	4,595,809	4,429,701	4,504,560	4,239,155	3,823,027
Federal Home Loan Bank advances	862,335	868,379	858,923	878,987	883,574
Shareholders’ equity	$640,919	$629,284	$586,028	$559,603	$529,132

Financial position (averages):
Investment securities	$1,153,248	$962,504	$981,223	$766,248	$625,695
Loans held for investment	3,914,537	3,823,253	3,770,133	3,677,361	3,399,479
Total interest-earning assets	5,782,061	5,711,154	5,692,999	5,186,131	4,629,507
Total interest-bearing deposits	3,496,190	3,413,311	3,343,339	3,072,314	2,734,975
Federal Home Loan Bank advances	975,914	938,342	988,358	946,488	896,726
Federal funds purchased and securities sold under agreements to repurchase	978	951	2,242	—	—
Total interest-bearing liabilities	4,598,243	4,477,732	4,459,213	4,110,208	3,693,558
Shareholders’ equity	$649,439	$616,497	$588,335	$548,080	$510,883
Other data:
Full-time equivalent employees (ending)	2,581	2,552	2,431	2,335	2,264

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Financial performance:
Return on average shareholders’ equity(2)	5.53%	1.49%	18.83%	15.87%	5.02%
Return on average shareholders’ equity, excluding acquisition-related expenses (net of tax)(1)(2)	5.53%	1.67%	19.07%	16.36%	7.66%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax) (1)	5.81%	1.74%	20.04%	17.27%	8.08%
Return on average assets	0.57%	0.15%	1.79%	1.54%	0.51%
Return on average assets, excluding acquisition-related expenses (net of tax)(1)	0.57%	0.16%	1.81%	1.59%	0.78%
Net interest margin (3)	3.23%	3.42%	3.34%	3.48%	3.55%
Efficiency ratio (4)	88.98%	96.90%	72.15%	75.55%	90.17%
Core efficiency ratio (1)(5)	88.98%	96.57%	71.83%	74.86%	85.55%
Asset quality:
Allowance for credit losses	$36,042	$35,264	$35,233	$34,001	$32,423
Allowance for loan losses/total loans(6)	0.87%	0.88%	0.89%	0.88%	0.88%
Allowance for loan losses/nonaccrual loans	185.99%	165.52%	131.07%	207.41%	195.51%
Total nonaccrual loans(7)(8)	$18,676	$20,542	$25,921	$15,745	$16,012
Nonaccrual loans/total loans	0.47%	0.53%	0.68%	0.42%	0.45%
Other real estate owned	$5,646	$5,243	$6,440	$10,698	$7,273
Total nonperforming assets(8)	$24,322	$25,785	$32,361	$26,443	$23,285
Nonperforming assets/total assets	0.38%	0.41%	0.52%	0.45%	0.43%
Net (recoveries) charge offs	$(778)	$319	$18	$(478)	$(364)

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2017		Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	10.03%	(9)	10.26%	9.91%	10.28%	10.17%
Tier 1 common equity risk-based capital (to risk-weighted assets)	13.27%	(9)	13.92%	13.61%	13.52%	13.09%
Tier 1 risk-based capital (to risk-weighted assets)	13.27%	(9)	13.92%	13.61%	13.52%	13.09%
Total risk-based capital (to risk-weighted assets)	14.03%	(9)	14.69%	14.41%	14.33%	13.93%
Risk-weighted assets	$4,702,072		$4,569,227	$4,442,518	$4,218,707	$3,846,203
Regulatory capital ratios for the Company:
Tier 1 leverage capital (to average assets)	9.48%	(9)	9.78%	9.52%	9.88%	10.50%
Tier 1 common equity risk-based capital (to risk-weighted assets)	9.88%	(9)	10.54%	10.37%	10.31%	10.60%
Tier 1 risk-based capital (to risk-weighted assets)	10.98%	(9)	11.66%	11.55%	11.51%	11.89%
Total risk-based capital (to risk-weighted assets)	11.65%	(9)	12.34%	12.25%	12.22%	12.63%
Risk-weighted assets	$5,391,413		$5,221,455	$5,042,699	$4,778,947	$4,383,271

(1)
Tangible equity ratios, tangible book value per share of common stock, return on average shareholders' equity, return on average assets and core efficiency ratios are non-GAAP financial measures. For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders excluding acquisition-related expenses (net of tax) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income), adjusted for acquisition-related items.

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 0.97%, 1.00%, 1.05%, 1.03% and 1.07% at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(8)
Includes $750 thousand, $1.9 million, $2.1 million, $2.6 million and $2.6 million of nonperforming loans guaranteed by the SBA at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016, respectively.

(9)	Regulatory capital ratios at March 31, 2017 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended March 31,		%
(in thousands, except share data)	2017	2016	Change

Interest income:
Loans	$49,506	$42,734	16%
Investment securities	5,632	3,053	84
Other	136	267	(49)
	55,274	46,054	20
Interest expense:
Deposits	5,623	3,569	58
Federal Home Loan Bank advances	2,401	1,419	69
Long-term debt	1,479	311	376
Other	120	64	88
	9,623	5,363	79
Net interest income	45,651	40,691	12
Provision for credit losses	—	1,400	(100)
Net interest income after provision for credit losses	45,651	39,291	16
Noninterest income:
Net gain on mortgage loan origination and sale activities	60,281	61,263	(2)
Mortgage servicing income	9,239	8,032	15
Income from WMS Series LLC	185	136	36
Depositor and other retail banking fees	1,656	1,595	4
Insurance agency commissions	396	394	1
Gain on sale of investment securities available for sale	6	35	(83)
Other	2,698	253	966
	74,461	71,708	4
Noninterest expense:
Salaries and related costs	71,308	67,284	6
General and administrative	17,128	15,522	10
Amortization of core deposit intangibles	514	532	(3)
Legal	160	443	(64)
Consulting	1,058	1,672	(37)
Federal Deposit Insurance Corporation assessments	824	716	15
Occupancy	8,209	7,155	15
Information services	7,648	7,534	2
Net cost from operation and sale of other real estate owned	25	495	(95)
	106,874	101,353	5
Income before income taxes	13,238	9,646	37
Income tax expense	4,255	3,239	31
NET INCOME	$8,983	$6,407	40

Basic income per share	$0.33	$0.27	22
Diluted income per share	$0.33	$0.27	22
Basic weighted average number of shares outstanding	26,821,396	23,676,506	13
Diluted weighted average number of shares outstanding	27,057,449	23,877,376	13

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Interest income:
Loans	$49,506	$50,919	$49,752	$47,262	$42,734
Investment securities	5,632	5,863	5,476	4,002	3,053
Other	136	80	102	27	267
	55,274	56,862	55,330	51,291	46,054
Interest expense:
Deposits	5,623	5,629	5,362	4,449	3,569
Federal Home Loan Bank advances	2,401	1,544	1,605	1,462	1,419
Federal funds purchased and securities sold under agreements to repurchase	—	2	2	—	—
Long-term debt	1,479	1,469	1,440	823	311
Other	120	144	119	75	64
	9,623	8,788	8,528	6,809	5,363
Net interest income	45,651	48,074	46,802	44,482	40,691
Provision for credit losses	—	350	1,250	1,100	1,400
Net interest income after provision for credit losses	45,651	47,724	45,552	43,382	39,291
Noninterest income:
Net gain on mortgage loan origination and sale activities	60,281	67,820	92,600	85,630	61,263
Mortgage servicing income (loss)	9,239	(271)	12,595	12,703	8,032
Income (loss) from WMS Series LLC	185	(141)	1,174	1,164	136
Depositor and other retail banking fees	1,656	1,799	1,744	1,652	1,595
Insurance agency commissions	396	414	441	370	394
Gain on sale of investment securities available for sale	6	2,394	48	62	35
Other	2,698	1,206	3,143	895	253
	74,461	73,221	111,745	102,476	71,708
Noninterest expense:
Salaries and related costs	71,308	81,739	79,164	75,167	67,284
General and administrative	17,128	15,996	14,949	16,739	15,522
Amortization of core deposit intangibles	514	530	579	525	532
Legal	160	180	639	605	443
Consulting	1,058	719	1,390	1,177	1,672
Federal Deposit Insurance Corporation assessments	824	995	919	784	716
Occupancy	8,209	8,122	7,740	7,513	7,155
Information services	7,648	9,206	7,876	8,447	7,534
Net cost from operation and sale of other real estate owned	25	52	1,143	74	495
	106,874	117,539	114,399	111,031	101,353
Income before income tax expense	13,238	3,406	42,898	34,827	9,646
Income tax expense	4,255	1,112	15,197	13,078	3,239
NET INCOME	$8,983	$2,294	$27,701	$21,749	$6,407

Basic income per share	$0.33	$0.09	$1.12	$0.88	$0.27
Diluted income per share	$0.33	$0.09	$1.11	$0.87	$0.27
Basic weighted average number of shares outstanding	26,821,396	25,267,909	24,811,169	24,708,375	23,676,506
Diluted weighted average number of shares outstanding	27,057,449	25,588,691	24,996,747	24,911,919	23,877,376

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2017	Dec. 31, 2016	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $15,344 and $34,615)	$61,492	$53,932	14%
Investment securities (includes $1,136,389 and $993,990 carried at fair value)	1,185,654	1,043,851	14
Loans held for sale (includes $502,288 and $656,334 carried at fair value)	537,959	714,559	(25)
Loans held for investment (net of allowance for loan losses of $34,735 and $34,001; includes $19,042 and $17,988 carried at fair value)	3,957,959	3,819,027	4
Mortgage servicing rights (includes $235,997 and $226,113 carried at fair value)	257,421	245,860	5
Other real estate owned	5,646	5,243	8
Federal Home Loan Bank stock, at cost	41,656	40,347	3
Premises and equipment, net	97,349	77,636	25
Goodwill	22,175	22,175	—
Other assets	233,832	221,070	6
Total assets	$6,401,143	$6,243,700	3
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,595,809	$4,429,701	4
Federal Home Loan Bank advances	862,335	868,379	(1)
Accounts payable and other liabilities	176,891	191,189	(7)
Long-term debt	125,189	125,147	—
Total liabilities	5,760,224	5,614,416	3
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000 shares
Issued and outstanding, 26,862,744 shares and 26,800,183 shares	511	511	—
Additional paid-in capital	336,875	336,149	—
Retained earnings	312,019	303,036	3
Accumulated other comprehensive loss	(8,486)	(10,412)	(18)
Total shareholders’ equity	640,919	629,284	2
Total liabilities and shareholders’ equity	$6,401,143	$6,243,700	3

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Assets:
Cash and cash equivalents	$61,492	$53,932	$55,998	$45,229	$46,356
Investment securities	1,185,654	1,043,851	991,325	928,364	687,081
Loans held for sale	537,959	714,559	893,513	772,780	696,692
Loans held for investment, net	3,957,959	3,819,027	3,764,178	3,698,959	3,523,551
Mortgage servicing rights	257,421	245,860	167,501	147,266	148,851
Other real estate owned	5,646	5,243	6,440	10,698	7,273
Federal Home Loan Bank stock, at cost	41,656	40,347	39,783	40,414	40,548
Premises and equipment, net	97,349	77,636	72,951	67,884	67,323
Goodwill	22,175	22,175	19,900	19,846	20,366
Other assets	233,832	221,070	215,012	209,738	179,211
Total assets	$6,401,143	$6,243,700	$6,226,601	$5,941,178	$5,417,252
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$4,595,809	$4,429,701	$4,504,560	$4,239,155	$3,823,027
Federal Home Loan Bank advances	862,335	868,379	858,923	878,987	883,574
Accounts payable and other liabilities	176,891	191,189	151,968	138,307	119,662
Long-term debt	125,189	125,147	125,122	125,126	61,857
Total liabilities	5,760,224	5,614,416	5,640,573	5,381,575	4,888,120
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	336,875	336,149	276,844	276,303	273,168
Retained earnings	312,019	303,036	300,742	273,041	251,292
Accumulated other comprehensive (loss) income	(8,486)	(10,412)	7,931	9,748	4,161
Total shareholders’ equity	640,919	629,284	586,028	559,603	529,132
Total liabilities and shareholders’ equity	$6,401,143	$6,243,700	$6,226,601	$5,941,178	$5,417,252

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended March 31,
	2017			2016
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$91,220	$136	0.60%	$40,038	$44	0.44%
Investment securities	1,153,248	6,598	2.29%	625,695	3,766	2.41%
Loans held for sale	623,056	6,087	3.91%	564,295	5,487	3.90%
Loans held for investment	3,914,537	43,486	4.45%	3,399,479	37,278	4.38%
Total interest-earning assets	5,782,061	56,307	3.90%	4,629,507	46,575	4.02%
Noninterest-earning assets (2)	561,957			402,697
Total assets	$6,344,018			$5,032,204
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$450,598	$477	0.43%	$415,725	$492	0.48%
Savings accounts	304,315	252	0.33%	296,539	254	0.34%
Money market accounts	1,589,696	2,211	0.56%	1,187,476	1,364	0.46%
Certificate accounts	1,151,581	2,801	0.98%	835,235	1,525	0.73%
Total interest-bearing deposits	3,496,190	5,741	0.66%	2,734,975	3,635	0.53%
Federal Home Loan Bank advances	975,914	2,401	0.99%	896,726	1,419	0.63%
Federal funds purchased and securities sold under agreements to repurchase	978	2	0.85%	—	—	—%
Long-term debt	125,161	1,479	4.75%	61,857	311	1.99%
Total interest-bearing liabilities	4,598,243	9,623	0.84%	3,693,558	5,365	0.59%
Noninterest-bearing liabilities	1,096,336			827,763
Total liabilities	5,694,579			4,521,321
Shareholders’ equity	649,439			510,883
Total liabilities and shareholders’ equity	$6,344,018			$5,032,204
Net interest income (3)		$46,684			$41,210
Net interest spread			3.06%			3.43%
Impact of noninterest-bearing sources			0.17%			0.12%
Net interest margin			3.23%			3.55%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.0 million and $519 thousand for the quarters ended March 31, 2017 and March 31, 2016, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Net interest income	$40,903	$40,637	$39,339	$38,393	$35,646
Provision for credit losses	—	350	1,250	1,100	1,400
Noninterest income	9,425	13,087	9,771	8,181	4,643
Noninterest expense	36,469	35,482	32,170	34,103	36,630
Income before income taxes	13,859	17,892	15,690	11,371	2,259
Income tax expense	4,567	5,846	5,557	4,292	717
Net income	$9,292	$12,046	$10,133	$7,079	$1,542

Net income, excluding acquisition-related expenses (net of tax)(1)	$9,292	$12,307	$10,466	$7,745	$4,920
Efficiency ratio (2)	72.46%	66.04%	65.51%	73.22%	90.92%
Core efficiency ratio (1)(3)	72.46%	65.30%	64.46%	71.02%	78.02%
Full-time equivalent employees (ending)	1,022	998	948	926	903

Net gain on loan origination and sale activities:
Multifamily DUS ® (4)	$3,360	$3,518	$2,695	$3,655	$1,529
Other (5)	602	3,231	1,028	935	279
	$3,962	$6,749	$3,723	$4,590	$1,808

Production volumes for sale to the secondary market:
Loan originations
Multifamily DUS ® (4)	$57,552	$94,725	$45,497	$146,535	$39,094
Other (5)	6,798	3,008	2,913	5,528	—
Loans sold
Multifamily DUS ® (4)	76,849	85,594	58,484	109,394	47,970
Other (5)	$13,186	$75,000	$50,255	$31,813	$—

(1)
Commercial and Consumer Banking segment net income and core efficiency ratios, excluding acquisition-related items, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 32 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(3)	Noninterest expense divided by total net revenue (net interest income and noninterest income), excluding acquisition-related items.

(4)	Fannie Mae Multifamily Delegated Underwriting and Servicing Program (“DUS"®) is a registered trademark of Fannie Mae.

(5)	Includes multifamily loans originated from sources other than DUS® and $67.0 million of single family portfolio loan sales for $2.8 million net gain during the fourth quarter of 2016.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Mortgage Servicing Income

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Servicing income, net:
Servicing fees and other	$1,840	$1,402	$1,476	$1,392	$1,344
Amortization of multifamily MSRs	(931)	(689)	(661)	(648)	(637)
Commercial mortgage servicing income	$909	$713	$815	$744	$707

Commercial Loans Serviced for Others

(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Commercial
Multifamily DUS	$1,140,414	$1,108,040	$1,055,181	$1,023,505	$946,191
Other	73,832	69,323	67,348	62,466	62,566
Total commercial loans serviced for others	$1,214,246	$1,177,363	$1,122,529	$1,085,971	$1,008,757

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Beginning balance	$19,747	$17,591	$16,366	$15,402	$14,651
Originations	2,608	2,845	1,886	1,612	1,388
Amortization	(931)	(689)	(661)	(648)	(637)
Ending balance	$21,424	$19,747	$17,591	$16,366	$15,402
Ratio of MSR carrying value to related loans serviced for others	1.86%	1.77%	1.65%	1.58%	1.61%
MSR servicing fee multiple (1)	3.94	3.84	3.70	3.62	3.54
Weighted-average note rate (loans serviced for others)	4.45%	4.52%	4.60%	4.68%	4.78%
Weighted-average servicing fee (loans serviced for others)	0.47%	0.46%	0.45%	0.44%	0.45%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Available for sale:
Mortgage-backed securities:
Residential	$174,060	$177,074	$152,236	$139,074	$82,395
Commercial	29,476	25,536	27,208	24,707	24,630
Municipal bonds	619,934	467,673	355,344	335,801	228,924
Collateralized mortgage obligations:
Residential	182,037	191,201	182,833	163,406	112,176
Commercial	69,144	70,764	120,259	116,099	83,822
Corporate debt securities	51,075	51,122	85,191	85,249	80,852
U.S. Treasury Securities	10,663	10,620	26,004	26,020	41,026
Total available for sale	$1,136,389	$993,990	$949,075	$890,356	$653,825
Held to maturity	49,265	49,861	42,250	38,008	33,256
	$1,185,654	$1,043,851	$991,325	$928,364	$687,081
Weighted average duration in years
Available for sale	3.6	4.2	4.0	4.1	3.9

Five Quarter Loans Held for Investment

(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016

Consumer loans
Single family (1)	$1,100,215	$1,083,822	$1,186,476	$1,218,216	$1,231,707
Home equity and other	380,869	359,874	338,155	309,204	275,405
	1,481,084	1,443,696	1,524,631	1,527,420	1,507,112
Commercial loans
Commercial real estate	922,852	871,563	810,346	762,170	661,932
Multifamily	748,333	674,219	562,272	562,728	543,887
Construction/land development	611,150	636,320	661,813	639,441	629,820
Commercial business	222,761	223,653	237,117	239,077	213,084
	2,505,096	2,405,755	2,271,548	2,203,416	2,048,723
	3,986,180	3,849,451	3,796,179	3,730,836	3,555,835
Net deferred loan fees and costs	6,514	3,577	1,974	779	(979)
	3,992,694	3,853,028	3,798,153	3,731,615	3,554,856
Allowance for loan losses	(34,735)	(34,001)	(33,975)	(32,656)	(31,305)
	$3,957,959	$3,819,027	$3,764,178	$3,698,959	$3,523,551

(1)
Includes $19.0 million, $18.0 million, $20.5 million, $22.4 million and $18.3 million of single family loans that are carried at fair value at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Loan Roll-forward

(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 30, 2016

Loans - beginning balance	$3,849,451	$3,796,179	$3,730,836	$3,555,835	$3,224,235
Originations	355,684	425,499	349,900	439,947	317,905
Purchases and advances	186,178	159,226	190,964	173,082	288,722
Payoffs, paydowns, sales and other	(404,385)	(530,223)	(474,884)	(437,080)	(274,582)
Charge-offs and transfers to OREO	(748)	(1,230)	(637)	(948)	(445)
Loans - ending balance	$3,986,180	$3,849,451	$3,796,179	$3,730,836	$3,555,835

Net change - loans outstanding	$136,729	$53,272	$65,343	$175,001	$331,600

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Beginning balance	$35,264	$35,233	$34,001	$32,423	$30,659
Provision for credit losses	—	350	1,250	1,100	1,400
Recoveries, net of (charge-offs)	778	(319)	(18)	478	364
Ending balance	$36,042	$35,264	$35,233	$34,001	$32,423
Components:
Allowance for loan losses	$34,735	$34,001	$33,975	$32,656	$31,305
Allowance for unfunded commitments	1,307	1,263	1,258	1,345	1,118
Allowance for credit losses	$36,042	$35,264	$35,233	$34,001	$32,423

Allowance as a % of loans held for investment(1) (2)	0.87%	0.88%	0.89%	0.88%	0.88%
Allowance as a % of nonaccrual loans	185.99%	165.52%	131.07%	207.41%	195.51%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 0.97%, 1.00%, 1.05%, 1.03% and 1.07% at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016, respectively.

(2)	In this calculation, loans held for investment includes loans that are carried at fair value.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Beginning balance	$25,785	$32,361	$26,443	$23,285	$24,699
Additions	5,481	3,137	13,751	5,314	2,401
Reductions:
Gross charge-offs	(45)	(826)	(251)	(125)	(150)
OREO sales	(622)	(2,001)	(3,992)	—	(159)
OREO writedowns and other adjustments	—	—	(1,160)	—	(393)
Principal paydowns, payoff advances, equity adjustments	(3,759)	(5,700)	(602)	(1,985)	(404)
Transferred back to accrual status	(2,518)	(1,186)	(1,828)	(46)	(2,709)
Total reductions	(6,944)	(9,713)	(7,833)	(2,156)	(3,815)
Net (reductions) additions	(1,463)	(6,576)	5,918	3,158	(1,414)
Ending balance(1)	$24,322	$25,785	$32,361	$26,443	$23,285

(1)
Includes $750 thousand, $1.9 million, $2.1 million, $2.6 million and $2.6 million of nonperforming loans guaranteed by the SBA at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016, respectively.

Five Quarter Nonperforming Assets

(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Nonaccrual loans	$18,676	$20,542	$25,921	$15,745	$16,012
Other real estate owned	5,646	5,243	6,440	10,698	7,273
Total nonperforming assets(1)	$24,322	$25,785	$32,361	$26,443	$23,285
Nonaccrual loans as a % of total loans	0.47%	0.53%	0.68%	0.42%	0.45%
Nonperforming assets as a % of total assets	0.38%	0.41%	0.52%	0.45%	0.43%

(1)
Includes $750 thousand, $1.9 million, $2.1 million, $2.6 million and $2.6 million of nonperforming loans guaranteed by the SBA at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016 respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

March 31, 2017
Total loans held for investment	$9,450	$3,904	$53,232	$66,586	$3,919,594	$3,986,180
Less: FHA/VA loans(1)	8,148	3,654	34,557	46,359	59,968	106,327
Less: guaranteed portion of SBA loans(2)	—	—	750	750	4,662	5,412
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,302	$250	$17,925	$19,477	$3,854,964	$3,874,441
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.01%	0.46%	0.50%	99.50%	100.00%

December 31, 2016
Total loans held for investment	$4,834	$6,106	$61,388	$72,328	$3,777,123	$3,849,451
Less: FHA/VA loans(1)	3,773	4,219	40,846	48,838	55,393	104,231
Less: guaranteed portion of SBA loans(2)	—	—	1,935	1,935	5,652	7,587
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,061	$1,887	$18,607	$21,555	$3,716,078	$3,737,633
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.03%	0.05%	0.50%	0.58%	99.42%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents that portion of loans whose repayments are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Accrual (1)	$81,555	$76,581	$81,270	$83,818	$84,595
Nonaccrual	3,162	4,874	5,680	4,112	3,686
Total TDRs	$84,717	$81,455	$86,950	$87,930	$88,281

(1)
Includes single family consumer loan balances insured by the FHA or guaranteed by the VA of $39.7 million, $35.1 million, $37.1 million, $37.1 million and $32.9 million at March 31, 2017, December 31, 2016, September 30, 2016, June 30, 2016 and March 31, 2016, respectively.

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Recorded investment of re-defaults(1)	$270	$653	$1,173	$2,460	$271

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$581,101	$537,651	$499,106	$504,988	$452,267
Interest-bearing transaction and savings deposits:
NOW accounts	514,271	468,812	501,370	518,132	495,467
Statement savings accounts due on demand	310,813	301,361	303,872	300,070	300,952
Money market accounts due on demand	1,579,957	1,603,141	1,513,547	1,366,581	1,244,064
Total interest-bearing transaction and savings deposits	2,405,041	2,373,314	2,318,789	2,184,783	2,040,483
Total transaction and savings deposits	2,986,142	2,910,965	2,817,895	2,689,771	2,492,750
Certificates of deposit	1,211,507	1,091,558	1,097,263	1,139,249	901,559
Noninterest-bearing accounts - other	398,160	427,178	589,402	410,135	428,718
Total deposits	$4,595,809	$4,429,701	$4,504,560	$4,239,155	$3,823,027

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	12.6%	12.1%	11.1%	11.9%	11.8%
Interest-bearing transaction and savings deposits:
NOW accounts	11.2	10.6	11.1	12.2	13.0
Statement savings accounts, due on demand	6.8	6.8	6.7	7.1	7.9
Money market accounts, due on demand	34.4	36.2	33.6	32.2	32.5
Total interest-bearing transaction and savings deposits	52.4	53.6	51.4	51.5	53.4
Total transaction and savings deposits	65.0	65.7	62.5	63.4	65.2
Certificates of deposit	26.4	24.6	24.4	26.9	23.6
Noninterest-bearing accounts - other	8.6	9.7	13.1	9.7	11.2
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Net interest income	$4,747	$7,437	$7,463	$6,089	$5,045
Noninterest income	65,036	60,134	101,974	94,295	67,065
Noninterest expense	70,404	82,057	82,229	76,928	64,723
(Loss) income before income taxes	(621)	(14,486)	27,208	23,456	7,387
Income tax (benefit) expense	(312)	(4,734)	9,640	8,786	2,522
Net income (loss)	$(309)	$(9,752)	$17,568	$14,670	$4,865

Efficiency ratio (1)	100.89%	121.44%	75.14%	76.63%	89.76%
Full-time equivalent employees (ending)	1,558	1,554	1,483	1,409	1,361

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$1,621,053	$2,514,657	$2,647,943	$2,261,599	$1,573,148
Single family mortgage interest rate lock commitments(2)	$1,622,622	$1,765,942	$2,689,640	$2,361,691	$1,803,703
Single family mortgage loans sold(2)	$1,739,737	$2,651,022	$2,489,415	$2,173,392	$1,471,583

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Gain on Sale to the Secondary Market

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$50,538	$52,719	$79,946	$73,685	$54,127
Loan origination fees	5,781	8,352	8,931	7,355	5,328
Total mortgage banking gain on mortgage loan origination and sale activities(1)	$56,319	$61,071	$88,877	$81,040	$59,455

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	312	299	297	312	300
Loan origination fees / retail mortgage originations(4)	37	35	37	35	36
Composite Margin	349	334	334	347	336

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination fees are stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Servicing income, net:
Servicing fees and other	$14,339	$12,792	$12,628	$11,531	$11,089
Changes in fair value of single family MSRs due to modeled amortization (1)	(8,520)	(9,365)	(8,925)	(7,758)	(7,257)
	5,819	3,427	3,703	3,773	3,832
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	2,132	57,379	4,915	(14,055)	(28,214)
Net gain (loss) from derivatives economically hedging MSR	379	(61,790)	3,162	22,241	31,707
	2,511	(4,411)	8,077	8,186	3,493
Mortgage Banking servicing income (loss)	$8,330	$(984)	$11,780	$11,959	$7,325

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Single Family Loans Serviced for Others

(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Single family
U.S. government and agency	$19,760,612	$18,931,835	$17,593,901	$16,433,411	$15,302,363
Other	542,557	556,621	605,139	640,109	678,569
Total single family loans serviced for others	$20,303,169	$19,488,456	$18,199,040	$17,073,520	$15,980,932

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Beginning balance	$226,113	$149,910	$130,900	$133,449	$156,604
Additions and amortization:
Originations	15,918	27,796	22,734	18,914	12,281
Purchases	354	393	286	350	35
Changes due to modeled amortization (1)	(8,520)	(9,365)	(8,925)	(7,758)	(7,257)
Net additions and amortization	7,752	18,824	14,095	11,506	5,059
Changes in fair value due to changes in model inputs and/or assumptions (2)	2,132	57,379	4,915	(14,055)	(28,214)
Ending balance	$235,997	$226,113	$149,910	$130,900	$133,449
Ratio of MSR carrying value to related loans serviced for others	1.16%	1.16%	0.82%	0.77%	0.84%
MSR servicing fee multiple (3)	4.11	4.08	2.87	2.67	2.91
Weighted-average note rate (loans serviced for others)	3.96%	3.95%	4.00%	4.05%	4.07%
Weighted-average servicing fee (loans serviced for others)	0.28%	0.28%	0.29%	0.29%	0.29%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.
Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Shareholders' equity	$640,919	$629,284	$586,028	$559,603	$529,132
Less: Goodwill and other intangibles	(30,275)	(30,789)	(28,573)	(28,861)	(29,126)
Tangible shareholders' equity	$610,644	$598,495	$557,455	$530,742	$500,006

Common shares outstanding	26,862,744	26,800,183	24,833,008	24,821,349	24,550,219

Book value per share	$23.86	$23.48	$23.60	$22.55	$21.55
Impact of goodwill and other intangibles	(1.13)	(1.15)	(1.15)	(1.17)	(1.18)
Tangible book value per share	$22.73	$22.33	$22.45	$21.38	$20.37

Average shareholders' equity	$649,439	$616,497	$588,335	$548,080	$510,883
Less: Average goodwill and other intangibles	(30,611)	(29,943)	(28,769)	(28,946)	(26,645)
Average tangible shareholders' equity	$618,828	$586,554	$559,566	$519,134	$484,238

Return on average shareholders’ equity	5.53%	1.49%	18.83%	15.87%	5.02%
Impact of goodwill and other intangibles	0.28%	0.07%	0.97%	0.89%	0.27%
Return on average tangible shareholders' equity	5.81%	1.56%	19.80%	16.76%	5.29%

Return on average shareholders' equity	5.53%	1.49%	18.83%	15.87%	5.02%
Impact of acquisition-related expenses (net of tax)	—%	0.18%	0.24%	0.49%	2.64%
Return on average shareholders' equity, excluding acquisition-related expenses (net of tax)	5.53%	1.67%	19.07%	16.36%	7.66%

Return on average assets	0.57%	0.15%	1.79%	1.54%	0.51%
Impact of acquisition-related expenses (net of tax)	—%	0.01%	0.02%	0.05%	0.27%
Return on average assets, excluding acquisition-related expenses (net of tax)	0.57%	0.16%	1.81%	1.59%	0.78%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding acquisition-related items, net of tax, noninterest income and noninterest expense, excluding acquisition-related items, diluted earnings per share, excluding acquisition-related items, net of tax, and Commercial and Consumer Banking segment net income, excluding acquisition-related items, net of tax. We refer to these measurements as “Core” measurements. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Consolidated results:
Net income	$8,983	$2,294	$27,701	$21,749	$6,407
Impact of acquisition-related expenses (net of tax)	—	261	333	666	3,378
Net income, excluding acquisition-related expenses (net of tax)	$8,983	$2,555	$28,034	$22,415	$9,785

Net interest income	$45,651	$48,074	$46,802	$44,482	$40,691

Noninterest income	74,461	73,221	111,745	102,476	71,708

Noninterest expense	$106,874	$117,539	$114,399	$111,031	$101,353
Impact of acquisition-related expenses	—	(401)	(512)	(1,025)	(5,198)
Noninterest expense, excluding acquisition-related expenses	$106,874	$117,138	$113,887	$110,006	$96,155

Efficiency ratio	88.98%	96.90%	72.15%	75.55%	90.17%
Impact of acquisition-related expenses and bargain purchase gain	—%	(0.33)%	(0.32)%	(0.69)%	(4.62)%
Core efficiency ratio, excluding acquisition-related expenses and bargain purchase gain	88.98%	96.57%	71.83%	74.86%	85.55%

Diluted earnings per common share	$0.33	$0.09	$1.11	$0.87	$0.27
Impact of acquisition-related expenses (net of tax)	—	0.01	0.01	0.03	0.14
Diluted earnings per common share, excluding acquisition-related expenses (net of tax)	$0.33	$0.10	$1.12	$0.90	$0.41

Return on average tangible shareholders' equity	5.81%	1.56%	19.80%	16.76%	5.29%
Impact of acquisition-related expenses (net of tax)	—%	0.18%	0.24%	0.51%	2.79%
Return on average tangible shareholders' equity, excluding acquisition-related expenses (net of tax)	5.81%	1.74%	20.04%	17.27%	8.08%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(in thousands)	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016

Commercial and Consumer Banking Segment results:
Net income	$9,292	$12,046	$10,133	$7,079	$1,542
Impact of acquisition-related expenses (net of tax)	—	261	333	666	3,378
Net income, excluding acquisition-related expenses (net of tax)	$9,292	$12,307	$10,466	$7,745	$4,920

Net interest income	$40,903	$40,637	$39,339	$38,393	$35,646

Noninterest income	$9,425	$13,087	$9,771	$8,181	$4,643

Noninterest expense	$36,469	$35,482	$32,170	$34,103	$36,630
Impact of acquisition-related expenses	—	(401)	(512)	(1,025)	(5,198)
Noninterest expense, excluding acquisition-related expenses	$36,469	$35,081	$31,658	$33,078	$31,432

Efficiency ratio	72.46%	66.04%	65.51%	73.22%	90.92%
Impact of acquisition-related expenses	—%	(0.74)%	(1.05)%	(2.20)%	(12.90)%
Core efficiency ratio, excluding acquisition-related expenses	72.46%	65.30%	64.46%	71.02%	78.02%